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March 27, 1998



Consent of Independent Accountants


We consent to the use of our report dated February 10, 1998 (except for Note 19 which is at March 5, 1998), on our audits of the consolidated financial statements of Imax Corporation as of December 31, 1997 and 1996 and for the years ended December 31, 1997, 1996 and 1995, which report is included in its Annual Report on Form 10-K.



/s/Coopers & Lybrand
Chartered Accountants
Toronto, Ontario